                            JPMORGAN TAX AWARE FUNDS

               JPMORGAN TAX AWARE INTERNATIONAL OPPORTUNITIES FUND
                    (INSTITUTIONAL CLASS AND CLASS A SHARES)
                         (A SERIES OF JPMORGAN TRUST I)

                       SUPPLEMENT DATED NOVEMBER 14, 2005
                   TO THE PROSPECTUSES DATED FEBRUARY 19, 2005

On November 9, 2005, the Board of Trustees adopted a resolution to change the name of the "JPMorgan Tax Aware International Opportunities Fund" to "JPMorgan Intrepid International Fund" effective December 15, 2005. In addition, the changes to investment objective and investment strategy described below are expected to take effect on December 15, 2005.

PLEASE NOTE THAT THE JPMORGAN INTREPID INTERNATIONAL FUND WILL NOT BE MANAGED IN THE SAME TAX-SENSITIVE MANNER.

The section under the heading "The Fund's Objective" is hereby deleted in its entirety and replaced with the following:

         The Fund seeks to maximize long-term capital growth by investing primarily in equity securities in developed markets outside the U.S.

The section under the heading "The Fund's Main Investment Strategy" is hereby deleted in its entirety and replaced with the following:

         The Fund's assets are invested primarily in equity securities of companies from developed countries other than the U.S. The Fund's assets also may be invested, to a limited extent, in equity securities of companies from emerging markets. Developed countries include Australia, Canada, Japan, New Zealand, the United Kingdom and most of the countries of western Europe; emerging markets include most of the other countries in the world.

         Equity securities in which the Fund can invest may include common stocks, preferred stocks, convertible securities, depositary receipts and warrants to buy common stocks.

         Derivatives, which are investments that have a value based on another investment, exchange rate or index, may be used as substitutes for securities in which the Fund can invest. The Fund may use futures contracts, options, swaps and other derivatives as a tool in the management of portfolio assets. The Fund may also use derivatives to hedge various investments and for risk management.

         The Fund may invest in securities denominated in U.S. dollars, major reserve currencies and currencies of other countries in which it can invest.

         The Fund may invest in asset-backed securities.

         The Fund's Board of Trustees may change any of these investment policies (including its investment objective) without shareholder approval.

         The Fund is diversified as defined in the Investment Company Act of 1940 (the "1940 Act").

The last paragraph under the heading "The Fund's Main Investment Risks" is hereby deleted in its entirety.

The fourth and eighth bullet points in the "Who May Want to Invest" box beneath this heading are hereby deleted.

The section under the heading "Investment Process" is hereby deleted in its entirety and replaced with the following:

         In managing the Fund, the adviser adheres to a disciplined process for stock selection and portfolio construction. A proprietary multi-factor model is used to quantitatively rank securities in the Fund's investment universe on the basis of value and growth factors. Value is measured by valuation multiples, while momentum is captured by factors such as relative price strength and earnings revisions. Securities held in the Fund that have become over-valued and/or whose growth signals have deteriorated materially may be sold. Securities that are sold are generally replaced with the most attractive securities, on the basis of our disciplined investment process.

         The portfolio construction process controls for sector and industry weights, number of stocks held, and position size. Risk or factor exposures are actively managed through portfolio construction.

The information contained under the heading "The Portfolio Managers - Tax Aware International Opportunities Fund" in the Prospectuses is hereby deleted in its entirety and replaced with the following:

         The management team is led by Sandeep Bhargava and Howard Williams.  Mr. Bhargava, Managing Director, is a global equity portfolio manager in the Global Portfolios Group based in London. An employee since 1997, he previously was a product manager for India asset management in Asia. Prior to joining the firm, Mr. Bhargava spent two years managing Asian emerging market funds with a focus on technology and pharmaceuticals at Barclays Global Investors in London. Mr. Bhargava began his career lecturing at the University of York, combining this with consulting roles at a number of financial institutions including
         The World Bank in Washington D.C., ICICI in India and the United Nations Conference on Trade Development in Switzerland. Mr. Williams, Managing Director, is head of the Global Portfolios Group based in London. An employee since 1994, Mr. Williams was previously employed at Shell Pensions in London as senior portfolio manager and head of UK equities. Prior to that, Mr. Williams spent three years managing global invested offshore pension funds in Bermuda for Shell Trust. Mr. Williams also spent five years at Kleinwort Benson Investment Management as a portfolio manager specializing in UK equities. Mr. Williams began his career at James Capel & Co. Mr. Williams holds a M.A. in geography from Cambridge University.

All references to the Tax Aware International Opportunities Fund under the heading "Tax Aware Investing" in the Prospectuses are hereby deleted.

TAX CONSEQUENCES OF THE JPMORGAN INTREPID INTERNATIONAL FUND:

The Fund may sell some of its current assets in connection with the changes in the Fund's investment objective and strategy. The changes described above may affect the amount, timing, and character of distributions to shareholders and, therefore, may increase the amount of taxes payable by shareholders.